PRESS RELEASE	FOR IMMEDIATE RELEASE

HARRIS & HARRIS GROUP, INC.	DECEMBER 14, 2012
1450 BROADWAY, 24th FLOOR
NEW YORK, NY 10018	CONTACT: DOUGLAS W. JAMISON

TEL. NO. (212) 582-0900

Harris & Harris Group Notes

Solazyme’s Successful Scaling of Renewable Oil Fermentation

Harris & Harris Group, Inc. (NASDAQ: TINY), an early-stage, active investor in transformative nanotechnology companies, notes the announcement by Solazyme, Inc., that it has successfully achieved commercial scale production metrics, exhibited linear scalability of its process from laboratory scale, and demonstrated the ability to run at this scale without contamination. The fermentations were conducted in approximately 500,000-liter vessels, which are about four times the scale of the vessels in Solazyme’s Peoria facility. Solazyme is initially targeting annual production of 20,000 metric tons of oil starting in early 2014 at the ADM facility, with targeted expansion to 100,000 metric tons. The scale achieved at ADM’s Clifton, Iowa facility is comparable to the fermentation equipment currently under construction at the Solazyme Bunge Renewable Oils facility in Brazil. This 100,000 metric ton annual nameplate capacity facility in Brazil is on schedule to begin operations in the fourth quarter of 2013. The full press release may be viewed at http://solazyme.com/media/2012-12-13.

Harris & Harris Group is an investor in publicly traded Solazyme, Inc.

Detailed information about Harris & Harris Group and its holdings can be found on its website at www.HHVC.com.

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect the Company's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release. Please see the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as subsequent filings, filed with the Securities and Exchange Commission for a more detailed discussion of the risks and uncertainties associated with the Company's business, including, but not limited to, the risks and uncertainties associated with venture capital investing and other significant factors that could affect the Company's actual results. Except as otherwise required by Federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events or uncertainties. The references to the websites www.HHVC.com and www.solazyme.com have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release. Harris & Harris Group is not responsible for the contents of third party websites.